Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

NATIONAL OILWELL VARCO ANNOUNCES RESULTS OF TENDER OFFER FOR

ANY AND ALL 2.600% SENIOR UNSECURED NOTES DUE 2022

(HOUSTON, August 26, 2020) – National Oilwell Varco, Inc. (the “Company”) (NYSE: NOV) announced today the closing of the previously announced cash tender offer (the “Tender Offer”) to purchase any and all of the outstanding 2.600% Senior Unsecured Notes due 2022 (the “Notes”) issued by the Company. The Tender Offer expired at 5:00 p.m., New York City time, on August 25, 2020 (the “Expiration Time”). The complete terms and conditions of the Tender Offer were set forth in an Offer to Purchase, dated August 19, 2020 (the “Offer to Purchase”), and the related Notice of Guaranteed Delivery.

As of the Expiration Time, $217,068,000 aggregate principal amount of Notes had been validly tendered and not validly withdrawn. This amount excludes $2,963,000 aggregate principal amount of the Notes expected to be tendered pursuant to the guaranteed delivery procedures described in the Offer to Purchase. Notes tendered pursuant to the guaranteed delivery procedures must be provided no later than 5:00 p.m., New York City time, on August 27, 2020.

The Company has accepted for payment all the Notes validly tendered and not validly withdrawn prior to the Expiration Time and, in accordance with the terms of the Offer to Purchase, has paid all holders of such Notes $1,035 per $1,000 principal amount of Notes tendered plus accrued and unpaid interest from the last interest payment date to, but not including, today, August 26, 2020 (the “Payment Date”). The Company intends to accept for payment all of the Notes that are tendered pursuant to the guaranteed delivery procedures. Payment for Notes validly tendered pursuant to the guaranteed delivery procedures is expected to be made on August 28, 2020, as described in the Offer to Purchase.

The Company funded the purchase of the Notes with cash on hand. Barclays Capital Inc. and J.P. Morgan Securities LLC acted as dealer managers for the Tender Offer. D.F. King & Co., Inc. was the information agent and tender agent for the Tender Offer.

About NOV

NOV is a leading provider of technology, equipment, and services to the global oil and gas industry that supports customers’ full-field drilling, completion, and production needs. Since 1862, NOV has pioneered innovations that improve the cost-effectiveness, efficiency, safety, and environmental impact of oil and gas operations. NOV powers the industry that powers the world.

Visit www.nov.com for more information. Information on the Company’s website is not part of this release.

Cautionary Notice Regarding Forward-Looking Statements

Statements made in this press release that are forward-looking in nature are intended to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and may involve risks and uncertainties. Such statements include plans, projections and estimates regarding the completion of the Tender Offer. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, including prevailing market conditions and other factors. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. Readers are referred to documents filed by NOV with the SEC, including the Annual Report on Form 10-K and Quarterly Report on Form 10-Q, which identify significant risk factors that could cause actual results to differ from those contained in the forward-looking statements. The Company undertakes no obligation to update forward-looking statements, except as required by law.

Contact Information:

Blake McCarthy

(713) 815-3535